                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               ---------------

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
[X] Definitive Proxy Statement                 Commission Only (as permitted by
[ ] Definitive Additional Materials            Rule 14a-6(e)(2))

[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               ---------------

                          WYNDHAM HOTEL CORPORATION
                (Name of Registrant as Specified in its Charter)

                               ---------------

          (Name of Person(s) Filing Consent Solicitation Statement,
                        if other than the Registrant)

                               ---------------

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

                               ---------------

(1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3) Filing Party:

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(4) Date Filed:

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

                           WYNDHAM HOTEL CORPORATION

                               2001 BRYAN STREET
                              DALLAS, TEXAS 75201
                                 (214) 863-1000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 28, 1997


TO THE STOCKHOLDERS OF WYNDHAM HOTEL CORPORATION

     The Annual Meeting of Stockholders of Wyndham Hotel Corporation, a Delaware corporation (the "Company"), will be held on Monday, April 28, 1997, at 10:00 a.m., Central time, at the Wyndham Anatole, Hotel Dallas, Texas, for the following purposes:

         1. To elect three directors to serve for a period of three years and until their successors shall have been elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Information regarding the matters to be acted upon at the annual meeting is contained in the Proxy Statement attached to this Notice.

     Only stockholders of record at the close of business on March 25, 1997 are entitled to notice of, and to vote at, such meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the meeting at the corporate offices of the Company, 2001 Bryan Street, Suite 2300, Dallas, Texas 75201.

     It is important that your shares be represented at the Annual Meeting. If you do not expect to attend in person, please sign and date the form of Proxy and return it in the enclosed envelope. Stockholders who do plan to attend may vote at the Annual Meeting. The form of Proxy is enclosed as a separate, single-card insert within the mailing envelope in which this Proxy Statement is contained. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

                                        By Order of the Board of Directors




                                        CARLA S. MORELAND
                                            Secretary

Dallas, Texas
March 25, 1997

                           WYNDHAM HOTEL CORPORATION

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 28, 1997

                            SOLICITATION OF PROXIES


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Wyndham Hotel Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Monday, April 28, 1997, at 10:00 a.m., Central time and at any adjournment(s) thereof. Solicitation of proxies may be made in person or by mail, telephone or telegram by directors, officers, employees, or other authorized designees of the Company. The Company also may request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse the forwarding expense. All reasonable costs of preparing, printing, assembling and mailing the form of proxy and the material used in the solicitation thereof and all clerical and other expenses of solicitation will be paid by the Company. The approximate date on which this Proxy Statement and form of proxy were first sent to stockholders is April 4, 1997. All proxies in the accompanying form that are duly signed, dated and returned will be voted as specified therein at the Annual Meeting or any adjournment thereof, but unless otherwise specified, will be deemed to grant authority to vote:

                 (1) FOR the election of the three nominees listed under "Election of Directors" as nominees of the Company for election as Class I directors, for a three-year term; and

                 (2) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

     The purpose of the Annual Meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.


                         RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 25, 1997 will be entitled to vote on matters presented at the Annual Meeting or any adjournment thereof. The stock transfer books of the Company will not be closed. At the record date, there were outstanding and entitled to be voted 20,018,299 shares of common stock, $.01 par value, of the Company ("Common Stock").

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. If a quorum is not present or represented at the meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Abstentions and broker non-votes (when a broker holding shares for a client in street name is not permitted to vote on certain matters without the client's instructions) are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, abstentions and broker non- votes are not counted in the election of directors and will have no effect in determining whether a proposal is approved on matters other than the election of directors, except that abstentions will be counted as votes cast, which will have the same effect as a negative vote on such matter.

     On all matters submitted to a vote at the Annual Meeting, or any adjournment(s) thereof, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of stock owned of record at the close of business on March 25, 1997. Cumulative voting for directors is not permitted.

     A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. No proxy will be used if the stockholder is personally present at the Annual Meeting and expresses a desire to vote his or her shares in person.


            STOCK OWNERSHIP OF DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 25, 1997 information regarding the beneficial ownership of shares of Common Stock for (i) each of the Company's executive officers named in the Summary Compensation Table, (ii) each Company director, (iii) all directors and executive officers as a group, and
(iv) each person known by the Company who was on such date the beneficial owner of more than five percent of the outstanding Common Stock.

                                                                           SHARES
NAME OF EACH                                                            BENEFICIALLY         PERCENT
BENEFICIAL OWNER (1)                                                       OWNED            OF CLASS
--------------------                                                       -----            --------
CF Securities, L.P.(2)(3) . . . . . . . . . . . . . . . . . . . . . .     9,447,745            47.20%
     Harlan R. Crow(3)  . . . . . . . . . . . . . . . . . . . . . . .           100               *
James D. Carreker(4)  . . . . . . . . . . . . . . . . . . . . . . . .     1,371,777             6.85%
Leslie V. Bentley(5)  . . . . . . . . . . . . . . . . . . . . . . . .       392,057             1.96%
Anne L. Raymond . . . . . . . . . . . . . . . . . . . . . . . . . . .       380,151             1.90%
Stanley M. Koonce, Jr.  . . . . . . . . . . . . . . . . . . . . . . .       388,001             1.94%
Carla S. Moreland(6)  . . . . . . . . . . . . . . . . . . . . . . . .        10,563               *
Eric A. Danziger (7)  . . . . . . . . . . . . . . . . . . . . . . . .       381,234             1.90%
Bedrock Partners, L.P.(8) . . . . . . . . . . . . . . . . . . . . . .     2,276,055            11.37%
     Daniel A. Decker(9)  . . . . . . . . . . . . . . . . . . . . . .           --                --
     Robert A. Whitman(9) . . . . . . . . . . . . . . . . . . . . . .           --                --
Susan T. Groenteman (10)  . . . . . . . . . . . . . . . . . . . . . .        31,250                *
James C. Leslie . . . . . . . . . . . . . . . . . . . . . . . . . . .         3,000                *
Philip J. Ward  . . . . . . . . . . . . . . . . . . . . . . . . . . .           --                --
                                                                             ------             ------
Directors and executive officers as a group (16 persons)  . . . . . .    14,351,455(11)        71.70%

__________________________

*        Less than 1%.

(1) The address of each beneficial owner, with the exception of CF Securities, L.P., Bedrock Partners, L.P. and Susan T. Groenteman, is 2001 Bryan Street, Suite 2300, Dallas, Texas 75201.

(2) The address of CF Securities, L.P. is 2001 Ross Avenue, Suite 3200, Dallas, TX 75201.

(3) Harlan R. Crow directly holds 100 shares of Common Stock. Mill Springs Holdings, Inc. ("Mill Springs") is the general partner of CF Securities, L.P. Mr. Crow is a principal stockholder of Mill Springs and its sole director. Mr. Crow disclaims beneficial ownership of all Common Stock held by CF Securities, L.P.

(4) James D. Carreker directly holds 1,173,416 shares of Common Stock, including 100 shares issued to Mr. Carreker in the initial formation of the Company. Shares listed in the table include 77,671 shares held in a trust for which Mr. Carreker is the special trustee and has full voting rights. Mr. Carreker disclaims beneficial ownership of all Common Stock held in the trust. On February 11, 1997, Wyndham Employees, Ltd. ("WEL"), an employee benefit plan of the Company, distributed (the "WEL Distribution") its holdings of Common Stock to the participants in WEL. Mr. Carreker is a director and principal stockholder of WHMC, which is the corporate general partner of WEL. Shares listed in the table include 120,690 shares held by WHMC, including 6,468 shares received by WHMC in the WEL Distribution. Mr. Carreker disclaims beneficial ownership of all Common Stock held by WHMC beyond his percentage ownership therein.

(5) Includes 61,680 shares held in trusts for which Mr. Bentley is the special trustee and has full voting rights. Mr. Bentley disclaims beneficial ownership of all Common Stock held in the trusts.

(6)      Includes 9,963 shares received by Ms. Moreland in the WEL
         Distribution.

(7)      Mr. Danziger resigned from the Company in July 1996.

(8) The address of Bedrock Partners, L.P. is 2200 Ross Avenue, Suite 4200 West, Dallas, Texas 75201.

(9) Robert A. Whitman and Daniel A. Decker directly hold no shares of Common Stock. Messrs. Whitman and Decker are principals of Hampstead Group L.L.C. ("Hampstead"), an affiliate of Bedrock Partners, L.P. Messrs. Whitman and Decker disclaim beneficial ownership of all Common Stock held by Bedrock Partners, L.P.

(10) The address of Ms. Groenteman is 2001 Ross Avenue, Suite 3200, Dallas, Texas 75201.

(11) Excludes shares held by Eric A. Danziger, who resigned from the Company in July 1996.


                       ACTION TO BE TAKEN UNDER THE PROXY

     All proxies in the accompanying form that are duly signed, dated and returned will be voted as specified therein at the Annual Meeting and any adjournment(s) thereof, but unless otherwise specified, will be deemed to grant authority to vote (1) FOR the election of each of the individuals named below as nominees for election as Class I directors of the Company, to serve for a period of three years each and until his successor is elected and qualified; and (2) at the discretion of the persons named in the enclosed form of proxy on any other matter that may properly come before the Annual Meeting or any adjournment(s) thereof.

     Management knows of no matters, other than the foregoing, to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.


                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") divides the Board of Directors into three classes serving staggered three-year terms. The Company's Board of Directors currently consists of ten directorships, with Classes I and II consisting of three directors each and Class III consisting of four directors. The term of Class I expires at the 1997 Annual

Meeting of Stockholders, the term of Class II expires at the 1998 Annual Meeting of Stockholders, and the term of Class III expires at the 1999 Annual Meeting of Stockholders.

     Three directors will be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office for a term of three years and will serve until their successors are elected and qualified. Proxies cannot be voted for more than three nominees.

     Subject to the provisions of the Company's Stockholders' Agreement, dated May 24, 1996, among the Company and the stockholders listed on the signature page thereto (the "Stockholders Agreement"), and the rights of the holders of any series of preferred stock then outstanding, the Company's Certificate of Incorporation provides that any director of the Company may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

     The persons named below are the Board of Directors' nominees for election as directors of the Company. The nominees presently serve as directors of the Company and have served since the date of election indicated. Should any of the nominees named herein for the office of director become unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other person or persons as the Board of Directors of the Company may recommend. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

     The vote of a plurality of the shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting is required for the election of directors.

     The nominees named below have been designated according to the provisions of the Stockholders' Agreement. Pursuant to the Stockholders' Agreement, Messrs. Carreker and Crow are designees of the "Crow/Wyndham Stockholders" as defined under the Stockholders' Agreement, and Mr. Leslie is a designee of the "Hampstead Stockholders" as defined under the Stockholders' Agreement. The directors continuing in office also were designated and elected pursuant to the Stockholders' Agreement. Ms. Groenteman and Ms. Raymond, and Messrs. Bentley, Koonce and Ward are designees of the Crow/Wyndham Stockholders, and Messrs. Decker and Whitman are designees of the Hampstead Stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

NOMINEES FOR DIRECTOR

     Term expires in 1997

     JAMES D. CARREKER, age 49, has served as President and Chief Executive Officer of the Company and its predecessors since May 1988 and as a director of the Company since February 1996. He also served as Chief Executive Officer of Trammell Crow Company, an affiliated commercial real estate management and development company, from August 1994 to December 1995. Prior to 1988, Mr. Carreker served as President of Burdine's, the Miami based division of Federated Department Stores. Mr. Carreker has been a director of Homegate Hospitality, Inc. since October 1996.

     HARLAN R. CROW, age 47, has served as a director of the Company since April 1996. Mr. Crow is the chief executive officer of Crow Family Holdings, an investment company managing investments in a variety of real estate related and other businesses, a position he has held since 1986. Prior to 1986, Mr. Crow was a Regional Partner in the office building unit of Trammell Crow Company, an affiliated commercial real estate management and development company. Mr. Crow is a former member of the Board of Directors of Texas Commerce Bancshares, a banking institution. In any given year within the past five years, Mr. Crow has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Mr. Crow was a general partner, officer or director in approximately 90 partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Mr. Crow was a general partner, executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Mr. Crow has been a director of Homegate Hospitality, Inc. since October 1996.

     JAMES C. LESLIE, age 41, has served as a director of the Company since June 1996. Mr. Leslie has served as President and Chief Operating Officer of The Staubach Company since March 1996. Mr. Leslie served as Chief Financial Officer of The Staubach Company from 1982 to 1992 and President - Staubach Financial Services from January 1992 to March 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company and serves on the boards of Columbus Realty Trust, FM Properties, Inc., Forum Retirement Partners, L.P., and The Staubach Company. Mr. Leslie is a certified public accountant.

DIRECTORS CONTINUING IN OFFICE

     Term expires in 1998

     SUSAN T. GROENTEMAN, age 42, has served as a director of the Company since April, 1996. Ms. Groenteman is the Director (chief operating officer) of Crow Family Holdings, an investment company managing investments in a variety of real estate related businesses, along with other industries, a position she has held since 1988. From 1986 through 1998, Ms. Groenteman was Controller of Crow Family Holdings. Ms. Groenteman served in a variety of positions for Crow Hotel Company, a predecessor to the Company. In any given year within the past five years, Ms. Groenteman has served as an executive officer or director in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Ms. Groenteman has served as an executive officer or director of approximately 90 partnerships or corporations, or for affiliates of such entities, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Ms. Groenteman served as an executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership.

     PHILIP A. WARD, age 48, has served as a director of the Company since June 1996. Mr. Ward is the Senior Managing Director in charge of the Real Estate Investment Division of CIGNA Investments, Inc., a division of CIGNA Corporation, a position he has held since December 1985. Mr. Ward joined Connecticut General's Mortgage and Real Estate Department (a predecessor of CIGNA) in 1971 and became an officer in 1987. Since joining CIGNA, Mr. Ward has held real estate investment assignments in Mortgage and Real Estate Production and in Portfolio Management. Mr. Ward is also a director of the Simon DeBartolo Group, Inc., of Indianapolis, Indiana, and a director of the Connecticut Housing Investment Fund.

     ROBERT A. WHITMAN, age 43, has served as a director of the Company since April 1996. Since 1991, Mr. Whitman has been President and Co-Chief Executive Officer of Hampstead, an investment firm, which indirectly through Bedrock Partners, L.P. is a significant stockholder of the Company. Prior to 1991, Mr. Whitman served as the Managing Partner and Chief Executive Officer of Trammell Crow Ventures, the real estate investment, banking and investment management unit of Trammell Crow Company, and from 1988 to 1992, Mr. Whitman also served as Chief Financial Officer for Trammell Crow Company, an affiliated entity. Mr. Whitman is a director of Forum Group, Inc. ("Forum Group"), a company traded on the Nasdaq Stock Market that is engaged in the ownership and operation of senior living facilities and is also a director of Mountasia Entertainment International, Inc. ("Mountasia"). Mr. Whitman is a past director and Vice Chairman of the Board of Bristol Hotel Company ("Bristol").

     Term expires in 1999

     LESLIE V. BENTLEY, age 45, has been employed by the Company since March 1985, has served as Executive Vice President and Wyndham Garden Division President of the Company since May 1990 and was elected a director of the Company in January 1997. From January 1987 to June 1988, Mr. Bentley served as Regional Vice President of the Company. From June 1988 to December 1988, Mr. Bentley served as Vice President of Operations of the Company, and from December 1988 to may 1990, he served as Senior Vice President of Operations of the Company. Prior to joining the Company, Mr. Bentley was employed by Marriott Hotels for eight years.

     DANIEL A. DECKER, age 44, has served as a director of the Company since April 1996. Since 1990, Mr. Decker has been a partner of Hampstead, as well as being a stockholder of Bristol, and of other companies not involved in the lodging business. Prior to 1990, Mr. Decker was a partner in the Dallas law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C. Mr. Decker was a director of Forum Group from June of 1993 until March of 1996. Mr. Decker is a past director of Bristol and is presently a director of Mountasia.

     STANLEY M. KOONCE, JR., age 48, has served as Executive Vice President--Marketing, Planning and Technical Services of the Company since October 1994, was elected a director of the Company in January 1997 and served as Senior Vice President of Sales and Marketing of the Company from October 1989 to October 1994. Mr. Koonce served as President of CUC Travel Services, a division of CUC International, in Stanford, Connecticut from 1986 to 1989, as Vice President of the Marketing Department with American Express from 1979 to 1986 and as a Director of Finance and Planning for American Airlines from 1976 to 1979.

     ANNE L. RAYMOND, age 39, joined the Company in 1983 as Controller and served in that and other financial capacities through September 1987. From September 1987 to July 1994, she served as Investment Manager for Crow Family Holdings, an affiliated entity, where her responsibilities included managing and overseeing Crow Family Holdings' interests in the Trammell Crow Company, an affiliated entity, and Wyndham. Upon the formation of the Crow Investment Trust in August 1994, Ms. Raymond was named Director--Capital Markets thereof and had responsibility for developing and maintaining investment relationships with real estate capital sources. In March 1995, Ms. Raymond officially rejoined the Company as Executive Vice President and Chief Financial Officer, and was elected a director of the Company in April 1996.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

     After the Company's initial public offering in May 1996, the Company's Board of Directors held four meetings during 1996. Each director attended during the year at least 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Retainer Stock Plan Committee.

     Executive Committee. The Executive Committee currently consists of Messrs. Carreker, Crow and Whitman. The Committee did not meet during 1996. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to matters (i) that by law, contract or other express Board policy must be approved by the entire Board of Directors or certain specified directors, (ii) that are delegated to other committees of the Board of Directors or (iii) that involve the acquisition or disposition of assets for total consideration exceeding $25 million or the creation of a liability of the Company exceeding $25 million.

     Audit Committee. The Audit Committee currently consists of Messrs. Leslie and Ward. The Committee did not meet during 1996. The functions performed by the Audit Committee include (i) assisting in the selection of the Company's independent auditors, (ii) reviewing the arrangements for and the scope of the auditors' examination of the Company's financial statements and (iii) meeting with the auditors, the Board of Directors and officers of the Company to review the adequacy of the Company's internal controls.

     Compensation Committee. During 1996, the Compensation Committee consisted of Mr. Decker and Ms. Groenteman. The Committee did not meet during 1996. Due to recent changes in Federal Securities Laws, in January 1997 the composition of the Committee was changed to Mr. Leslie and Mr. Ward. The functions performed by the Compensation Committee include (i) assisting in the determination of the salaries and incentive bonuses of the executive officers of the Company and (ii) administering the Company's 1996 Long Term Incentive Plan.

     Retainer Stock Plan Committee. The Retainer Stock Plan Committee currently consists of Mr. Carreker and Ms. Raymond. The Committee did not meet during 1996. The functions performed by the Retainer Stock Plan Committee include administering the Company's Non-Employee Directors' Retainer Stock Plan.

                             EXECUTIVE COMPENSATION

SUMMARY EXECUTIVE COMPENSATION TABLE

     The following table shows for 1996 all compensation earned by or awarded to (i) the Chief Executive Officer, (ii) the other four most highly compensated executive officers of the Company and (iii) one additional executive officer of the Company who would have been included under category (ii) above but who was not an executive officer of the Company at the end of 1996 (the "Named Officers"). The compensation reflected below represents compensation earned by the Named Officers in 1996 (a) in their current positions with the Company and
(b) in their corresponding positions with Wyndham Hotel Company Ltd. ("Old Wyndham"), a predecessor of the Company, prior to the consummation of the Company's initial public offering in May 1996.



====================================================================================================================================
                                                                                              LONG TERM
                                                               ANNUAL                        COMPENSATION
                                                            COMPENSATION                        AWARDS
                                           -----------------------------------------------------------------
                                                                          OTHER ANNUAL       SECURITIES          ALL OTHER
  NAME AND                       FISCAL                                   COMPENSATION       UNDERLYING        COMPENSATION
  POSITION                        YEAR     SALARY($)     BONUS ($)(1)        ($)(2)          OPTIONS (#)          ($)(3)
------------------------------------------------------------------------------------------------------------------------------------
  James D. Carreker               1996       $350,000       $350,000           ---             183,000       $    2,102
  President, Chief Executive
  Officer and Director
  Leslie V. Bentley               1996        200,000        160,000           ---              80,000            1,135
  Executive Vice President
  and Wyndham Garden Division
  President

  Anne L. Raymond                 1996        200,000        160,000           ---              80,000          867,180(4)
  Executive Vice President,
  Chief Financial Officer and
  Director

  Stanley M. Koonce, Jr. (5)      1996        175,000        160,000           ---              80,000            1,498
  Executive Vice President --
  Marketing, Planning and
  Technical Services
  Carla S. Moreland               1996        171,923         87,500           ---              37,500            1,631
  Vice President -- General
  Counsel and Secretary

  Eric A. Danziger (6)            1996        119,231         35,917           ---              60,000(7)     1,107,983(4)
  Executive Vice President
  and Wyndham Hotels and
  Resorts Division President
====================================================================================================================================


(1) All bonuses have been awarded pursuant to the terms of the Company's bonus plan.

(2) None of the Named Officers received any perquisites or other personal benefits in 1996 that in the aggregate exceeded the lesser of $50,000 or 10% of such Named Officer's salary and bonus for such year.

(3) Unless otherwise noted, consists of contributions by the Company to the Company's 401(k) plan.

(4) Non-cash compensation was reported and recorded for Mr. Danziger and Ms. Raymond in the amounts of $1,107,983 and $866,642, respectively, reflecting compensation relating to equity participation in Old Wyndham and other affiliated entities, which equity was purchased at fair market value. In accordance with generally accepted accounting principles, in 1996 no equity participation compensation expense was required to be reported or recorded for Messrs. Carreker, Bentley or Koonce or Ms. Moreland.

(5)      The Company's fiscal compensation year runs from March 1 to February
         28. Effective January 21, 1997, Mr. Koonce's base salary was increased to $200,000. Mr. Koonce's bonus was calculated on the basis of a $200,000 base salary.

(6) Mr. Danziger resigned from the Company in July 1996. Amount reflected in salary column represents actual salary earned in 1996. Due to his resignation from the Company in 1996, Mr. Danziger will not receive a 1996 bonus. The amount reflected in the bonus column represents a bonus advance made to Mr. Danziger in 1996. This amount is owed by Mr. Danziger to the Company.

(7) Because of Mr. Danziger's resignation, the stock options awarded to him were forfeited.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding the grant of stock options during 1996 or as 1996 compensation to the Named Officers.

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------          POTENTIAL REALIZED VALUE
                                  NUMBER OF       % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                                  SECURITIES       OPTIONS                                            OF STOCK PRICE
                                  UNDERLYING      GRANTED TO     EXERCISE                            APPRECIATION FOR
                                   OPTIONS       EMPLOYEES IN     PRICE      EXPIRATION                 OPTION TERM
      NAME AND POSITION         GRANTED(#)(1)    FISCAL YEAR(2)   ($/SH)        DATE               5%($)        10%($)
-----------------------------------------------------------------------------------------------------------------------------------
      James D. Carreker          130,000 (3)         16%          $16.00      5/17/06            $1,308,101    $3,314,984
                                  53,000 (4)                      $23.75      1/20/07               791,621     2,006,123
      Leslie V. Bentley           60,000 (3)          7%          $16.00      5/17/06               603,739     1,529,993
                                  20,000 (4)                      $23.75      1/20/07               298,725       757,028

      Eric A. Danziger (5)        60,000 (3)          5%          $16.00      5/17/06                --            --
      Anne L. Raymond             60,000 (3)          7%          $16.00      5/17/06               603,739     1,529,993
                                  20,000 (4)                      $23.75      1/20/07               298,725       757,028

      Stanley M. Koonce, Jr.      60,000 (3)          7%          $16.00      5/17/06               603,739     1,529,993
                                  20,000 (4)                      $23.75      1/20/07               298,725       757,028

      Carla S. Moreland           27,500 (3)          3%          $16.00      5/17/06               276,714       701,247
                                  10,000 (4)                      $23.75      1/20/07               149,362       378,514

_______________________________

(1) The options vest 20% on the third anniversary, 50% on the fourth anniversary and 100% on the fifth anniversary.

(2) The indicated percentages are based on all options granted to employees of Wyndham for 1996, including those granted on January 21, 1997 as 1996 compensation.

(3) Represents options granted in connection with the Company's initial public offering.

(4) Represents options granted on January 21, 1997 for 1996 compensation.

(5) Mr. Danziger resigned from the Company in July 1996. Consequently, such stock options were forfeited.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth information regarding the exercise of stock options during 1996 by the Named Officers and the estimated values of unexercised options held by such individuals at year-end.

                                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END ($)
                                                               --------------------------     ----------------------
                                                                          (#)
                                                                          ---
                                 SHARES
                               ACQUIRED ON        VALUE                          UNEXER-                    UNEXER-
     NAME AND POSITION        EXERCISE (#)     REALIZED ($)      EXERCISABLE     CISABLE    EXERCISABLE     CISABLE
     -----------------        ------------     ------------      -----------     -------    -----------     -------
 James D. Carreker . . . .          0               0                 0          130,000         0         $1,121,250
 Leslie V. Bentley . . . .          0               0                 0           60,000         0            517,500
 Eric A. Danziger (1). . .          0               0                 0           60,000         0             --
 Anne L. Raymond . . . . .          0               0                 0           60,000         0            517,500
 Stanley M. Koonce, Jr.  .          0               0                 0           60,000         0            517,500
 Carla S. Moreland . . . .          0               0                 0           27,500         0            237,188

_________________

(1) Mr. Danziger resigned from the Company in July 1996. Consequently, such stock options were forfeited.

COMPENSATION OF DIRECTORS

         The Company pays each member of the Company's Board of Directors who is not an employee of the Company (a "Non- Employee Director") an annual retainer of $25,000 for his service as a member of the Board of Directors. Pursuant to the Company's Non-Employee Directors' Retainer Stock Plan, Non-Employee Directors may elect to receive their annual retainer fees in cash or in the form of shares of Common Stock of the Company, and may elect to defer receipt of all or a portion of such fee, whether paid in cash or shares of Common Stock.

         The Company also pays each Non-Employee director a fee of $1,000 for each committee meeting attended ($1,200 for each committee meeting attended as a committee chairman).

         The Company's outside directors are reimbursed by the Company for their travel expenses incurred in connection with their attendance at meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1996, Ms. Groenteman, who is an executive officer of Trammell Crow Company, served on the Compensation Committee of the Company's Board of Directors. During 1996, Mr. Carreker served on an advisory board of directors of Trammell Crow Company and in such capacity served on the Compensation Committee of such board.

         Ms. Groenteman and Mr. Carreker, along with certain other directors and executive officers of the Company, are parties to transactions with the Company as described below under "Certain Relationships and Transactions."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

GENERAL

         On May 24, 1996, immediately prior to the consummation of the Company's initial public offering, the Company succeeded to the hotel management and related business of Old Wyndham, ownership of six Wyndham brand hotels and leasehold interests relating to 12 additional Wyndham brand hotels. The following discussion of certain relationships and transactions assumes that the formation of the Company occurred on January 1, 1996 and includes (i) hotel management and related fees paid to the Company by certain affiliates; (ii) capital contributions, loans and other payments made by the Company to certain affiliates in connection with the Company's entry into hotel management contracts with related parties; (iii) transactions between the Company (which includes its predecessors and combined subsidiaries) on the one hand, and (a) entities in which Mr. and Mrs. Trammell Crow, various descendants of Mr. and Mrs. Trammell Crow, and various corporations, partnerships, trusts and other entities beneficially owned or controlled by such persons (collectively, the "Crow Family Members"), (b) James D. Carreker, Leslie V. Bentley, Anne L. Raymond and Stanley M. Koonce, Jr. (the "Senior Executive Officers") or (c) Bedrock Partners, L.P. ("Bedrock"), in which Messrs. Whitman and Decker, directors of the Company, have ownership interests, on the other hand, relating to the transactions comprising the formation of the Company; and (iv) loans made to the Senior Executive Officers of the Company and WEL that the Company purchased in connection with its formation.

RELATED PARTY TRANSACTIONS

         During 1996, the Company received hotel management fees in the aggregate amount of $11,413,315 from the partnerships owning Wyndham hotels ("Hotel Partnerships") listed below, in which Crow Family Members (which includes Harlan R. Crow, a director of the Company) have an interest. Some or all of the Senior Executive Officers of the Company have an ownership interest in seven of such Hotel Partnerships.

         During 1996, the Company received payments in the aggregate amount of $6,741,861 from the Hotel Partnerships listed below, in which Crow Family Members have an interest. Some or all of the Senior Executive Officers have an ownership interest in seven of such Hotel Partnerships. The payments were received as reimbursements for certain administrative, tax, legal, accounting, finance, risk management, sales and marketing services provided by the Company to such entities.

          Hotel Partnership(1)                                     Hotel
          --------------------                                     -----
 Anatole Hotel Investors, L.P.                            Wyndham Anatole
 Hotel Bel Age Associates, L.P.                           Wyndham Bel Age
 Bristol Hotel Associates, Ltd.                           Wyndham Bristol
 Playhouse Square Hotel Limited Partnership               Wyndham Playhouse Square
 Franklin Plaza Associates                                Wyndham Franklin Plaza
 Houston Greenspoint Hotel Associates                     Wyndham Greenspoint
 MTD Associates                                           Wyndham Milwaukee Center
 Itasca Hotel Company                                     Wyndham Northwest Chicago
 Hotel and Convention Center Partners I-XI, Ltd.          Wyndham Palm Springs
 CLC Limited Partnership                                  Wyndham Las Colinas
 Atlanta Midtown Associates                               Wyndham Garden Hotel-Midtown Atlanta
 Novi Garden Hotel Associates                             Wyndham Garden Hotel-Novi
 Amgreen-Heritage Hotel Partnership, Ltd.                 Wyndham Garden Hotel-Orange County Airport
 Pleasanton Hotel Associates, Ltd.                        Wyndham Garden Hotel-Pleasanton
 Wood Dale Garden Hotel Partnership                       Wyndham Garden Hotel-Wood Dale
 Convention Center Boulevard Hotel, Limited               Wyndham Riverfront

         During 1996, the Company received payments in the aggregate amount of $429,978 from the Hotel Partnerships listed above, in which Crow Family Members have an interest. Some or all of the Senior

Executive Officers have an ownership interest in seven of such Hotel Partnerships. The payments were received as fees for certain design and construction services provided by the Company to such entities.

         During 1996 the Senior Executive Officers (and Eric A. Danziger, who resigned from the Company in 1996) incurred indebtedness to Wyndham Finance Limited Partnership ("WFLP"), a partnership owned by Crow Family Members. In addition, WEL, in which certain executive officers of the Company had an interest, incurred indebtedness to WFLP. The purpose of the loans was to finance such officers' and WEL's capital contributions to Old Wyndham and various Hotel Partnerships in which the officers and WEL acquired ownership interests. In addition, one Senior Executive Officer used a portion of the indebtedness to finance housing and education expenses. Notes representing such loans were purchased by the Company in May of 1996 in connection with its formation for a cash payment to WFLP in the amount of $18,575,648, which was equivalent to the aggregate outstanding principal and accrued interest severally owing by the Senior Executive Officers (and Mr. Danziger) and WEL to WFLP. Such promissory notes, which are made payable to the Company, accrue interest at 6% per annum and are fully secured by the pledge of shares of Common Stock held by the note obligors. The outstanding principal and accrued interest (compounded quarterly) is payable in a single lump sum in May 2001. The aggregate balances of the notes representing such loans made to each Senior Executive Officer, Mr. Danziger and WEL that were purchased by the Company in connection with its formation, are as follows:

                                              Aggregate
                                              Balance(1)
                                              ----------
      James D. Carreker                      $  5,135,155
      Leslie V. Bentley                      $  1,890,000
      Anne L. Raymond                        $  4,625,275
      Stanley M. Koonce, Jr.                 $  1,925,465
      Eric A. Danziger(2)                    $  2,829,227
      WEL(3)                                 $  3,043,838

__________________________

(1) The aggregate balances are as of December 31, 1996, include principal and accrued interest and reflect indebtedness incurred prior to January 1, 1996.

(2)      Mr. Danziger resigned from the Company in July 1996.

(3) The indebtedness owed by WEL to the Company was repaid by the participants in WEL in connection with the WEL Distribution in February 1997.

         In 1995, the Company made loans to WHC-LG Hotel Partners L.P.,Pleasanton Hotel Partners, L.P. and New Orleans Hotel I, L.P., each of which is owned directly or indirectly by Crow Family Members and the Senior Executive Officers (the "Investing Partnerships"). The purpose of the loans was to finance such Investing Partnerships' acquisition, construction and renovation of hotels owned by the following three Hotel Partnerships: WHC-LG Hotel Associates, L.P. (La Guardia Airport), Pleasanton Hotel Associates, Ltd. (Pleasanton Garden) and Convention Center Boulevard Hotel Limited (Wyndham Riverfront). The aggregate amount of such loans was $6,431,263, all of which was outstanding as of December 31, 1996. The loans are secured by the Investing Partnerships' partnership interests in the Hotel Partnerships. The loans accrue interest at 9%, are payable in May, October and December of 2005 and are reduced by any cash distributions by such Hotel Partnerships to the Investing Partnerships.

         During 1995, WFLP incurred indebtedness to the Company in the amount of $1,253,754 for the purpose of acquiring or developing hotel properties, to be managed by the Company, in which the Senior Executive Officers have ownership interests. The loan is evidenced by a promissory note, bears an adjustable rate of interest based on the prime rate and is due and payable on April 15, 2000.

         During 1996, the Company received hotel management fees in the aggregate amount of $4,165,217 from the Hotel Partnerships listed below, in which Bedrock has an ownership interest (Messrs. Whitman and Decker, directors of the Company, have ownership interests in Bedrock).

         During 1996, the Company made cash advances in the aggregate amount of $328,650 to the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The advances were used to pay certain renovations costs for Wyndham Garden Hotels that were redeveloped by Bedrock. The advances are repaid through Bedrock's redevelopment fund. At December 31, 1996, no amounts were outstanding.

         During 1996, the Company received payments in the aggregate amount of $139,318 from the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The payments were received as fees for certain design and construction services provided by the Company to such entities.

         During 1996, the Company received payments in the aggregate amount of $1,584,726 from the Hotel Partnerships listed below, in which Bedrock has an ownership interest. The payments were received as reimbursements for certain administrative, tax, legal, accounting, finance, risk management, sales and marketing services provided by the Company to such entities.

            Hotel Partnership(1)                                       Hotel
            --------------------                                       -----
Grand Avenue Partners L.P.                                     Wyndham Checkers Hotel
Bedrock Metrolux Investment Partners Level I, L.P.             Wyndham Hotel at Metrocenter
Bedrock Annapolis Investment Partners Level I, L.P.            Wyndham Garden Hotel-Annapolis
Burlington Garden Partners Level I, L.P.                       Wyndham Garden Hotel-Burlington
CC Bedrock Investment Partners Level I, L.P.                   Wyndham Garden Hotel-Culver City
BRP Denver Garden Partners Level I, L.P.                       Wyndham Garden Hotel-Denver
Detroit Metro Partners Level I, L.P.                           Wyndham Garden Hotel-Detroit Airport
Bedrock Marin Investment Partners Level I, L.P.                Wyndham Garden Hotel-Marin/San Rafael
BR Partners--Monrovia Level I, L.P.                            Wyndham Garden Hotel-Monrovia
Bedrock Oakbrook Investment Partners Level I, L.P.             Wyndham Garden Hotel-Oakbrook
O'Hare Garden Partners Level I, L.P.                           Wyndham Garden Hotel-O'Hare
Garden LBV Investment Partners I, L.P.                         Wyndham Garden Hotel-Lake Buena Vista
Bedrock Kingsway Investment Partners Level I, L.P.             Wyndham Garden Hotel-Piscataway
BR Pittsburgh Airport Level I, L.P.                            Wyndham Garden Hotel-Pittsburgh
BRP Waltham Investment Partners Level I, L.P.                  Wyndham Garden Hotel-Waltham
KC Plaza Investment Partners, Level I L.P.                     Wyndham Garden-Kansas City
Bed Lex Investment Partners, Level I L.P.                      Wyndham Garden-Lexington

__________________________

(1) Cash advances were not made by the Company to all of the Hotel Partnerships in 1996.

         During 1996, the Company made payments in the aggregate amount of $1,742,369 to Wyndham Travel Management Ltd., an entity owned by Lucy Billingsley (the daughter of Trammell Crow), for travel services provided to the Company.

         During 1996, the Company made payments in the aggregate amount of $850,330 as lease payments for its corporate office space to Tower 2001 Limited Partnership, a partnership in which Crow Family Members have an ownership interest. The Company's current lease on its corporate office space expires in May 1997. Following this period, the lease reverts to a month-to-month term. The Company currently is in the process of obtaining alternate office space in the Dallas area for its executive offices and expects to relocate by the third quarter of 1997.

         During 1996, the Company received payments in the aggregate amount of $182,720 from Crow-Los Patios Limited, a senior assisted living facility in which certain Crow Family Members have an ownership interest. The payments were received as management fees.

         During 1996, the Company made payments in the aggregate amount of $288,577 to GHMB, Inc., an entity owned by Mr. Bentley for the operation of liquor concessions at the Wyndham Garden Commerce.

         During 1996, the Company received payments in the aggregate amount of $514,232 from Convention Center Boulevard Hotel Limited, Waterfront Hotel Associates, S.E. and WHC-LG Hotel Associates, L.P., Hotel Partnerships in which Crow Family Members and some or all of the Senior Executive Officers have an interest. The payments were received as construction and renovation fees for the Wyndham Riverfront and Wyndham San Juan Hotels and for the Company's La Guardia Airport hotel.

         The Company is a guarantor of the obligations of Playhouse Square Hotel Limited Partnership (the owners of which include Crow Family Members and the Senior Executive Officers, except for Ms. Raymond) to fund operating deficits relating to such Hotel Partnership. The guarantee requires the guarantors (including the Company) to advance up to $600,000 per year to the extent the Hotel Partnership experiences operating deficits, with maximum required advances of $2.3 million over the term of the guarantee extending from 1995 to 2000. Playhouse Square Hotel Limited Partnership has caused to be deposited the sum of $1,000,000 as a reserve to secure the payment of the guaranteed obligations and to fund operating deficits. The Company has not to date been required to make any advance under the guarantee.

         Pursuant to the terms of the management contract signed in 1994, for the San Juan hotel, the Company had made a commitment to provide furniture, fixtures and equipment at a fixed price of $6.0 million. The Company had funded $2.6 million as of December 31, 1996. In addition, with respect to the Riverfront hotel, the Company has entered into an operating deficit guaranty, which requires the Company to fund up to $230,000 in working capital per year for three years after the hotel is opened in the event that the hotel generates inadequate cash flow. In addition, the Company has guaranteed $875,000 in indebtedness relating to the Riverfront hotel. The Company also made a commitment to provide furniture, fixtures and equipment for the Riverfront hotel at a fixed price of $2.1 million. The actual cost of such furniture, fixtures and equipment (including certain other expenses) was approximately $2.4 million. The Company has indirectly paid the excess amount of approximately $300,000 by contributing such amount to Convention Center Boulevard Hotel Limited, the partnership that owns the Riverfront hotel (the "Riverfront Partnership"). The contribution is treated as having been made on behalf of Crow Family Members and the Senior Executive Officers, who have an indirect ownership interest in the Riverfront Partnership. The Company is entitled to repayment of the contributed amount out of distributions made by the Riverfront Partnership in respect of the contributed amount. The Company also paid certain pre-opening expenses for the Riverfront hotel in the amount of $495,000.

         Pursuant to the terms of its management agreement signed in 1995, relating to the Wyndham Hotel at Los Angeles Airport (the "LAX"), Wyndham agreed to loan $4,560,000 to be applied to costs of refurbishment of the LAX. The refurbishment loan is evidenced by a promissory note (the "Note Receivable"), which had been partially funded in the amount of $3,973,736 as of December 31, 1996. The Company's obligation to make the remaining advances under the refurbishment loan is secured by a letter of credit, which, in turn, was collateralized by $865,439 in cash as of December 31, 1996. Prior to the formation of the Company in 1996, WHC LAX Associates, L.P. ("WHC LAX"), a limited partnership owned by Crow Family Members and the Senior Executive Officers, paid to Wyndham $4,560,000 in return for Wyndham's agreement to pay to WHC LAX all payments that Wyndham receives under the Note Receivable. Wyndham also agreed that, insofar as the WHC LAX's $4,560,000 payment to the Company exceeds advances that Wyndham is obligated to make, but has not yet made, under the Note Receivable, it would pay to WHC LAX interest at a variable rate that has ranged from 5.25% to 5.81% per annum on the unfunded amounts. As of December 31, 1996, the Company had accrued such interest in the amount of $31,779.

         In 1996, James D. Carreker received a $100,000 consulting fee for services provided as a consultant to Trammell Crow Company, an entity in which Crow Family Members have an interest.

         The Company has entered into a five year service agreement with ISIS 2000, an entity owned by Crow Family Members and the Senior Executive Officers, whereby ISIS 2000 will provide centralized reservations and property management services to all Wyndham brand hotels. The services will be provided for a fee comprised of an initial link-up charge plus a per reservation fee and a per hotel charge for the property management system. The service fee payable by the Company totaled $772,372 in 1996. The Company has entered into an asset management agreement with ISIS 2000 providing for human resource, finance, accounting, payroll, legal and tax services. In addition, the Company had guaranteed operating leases on behalf of ISIS 2000 in the approximate amount of $2.4 million as of December 31, 1996.

         In 1996, the Company made payments to Trammell Crow Company in the amount of $937,051 for contract labor (including related costs) provided to the Company for management information services.

         The Company has made insurance premium payments to Wynright Insurance ("Wynright"), an entity owned by Crow Family Members and the Senior Executive Officers, with respect to certain insurance policies maintained for the benefit of the Company and hotels owned or leased by the Company. Such payments totaled $592,774 in 1996. The Company also will enter into an asset management agreement with Wynright providing for human resource, finance, accounting, payroll, legal and tax services.

         In 1996, a subsidiary of the Company entered into a master management agreement (the "Agreement") with Homegate, an entity in which Crow Family Members have an interest, which provides for the Company to manage up to 60 extended-stay hotel properties and to provide Homegate with market research, a preferred vendor program, a proprietary property management software package, and national and local marketing efforts. In addition, Messrs. Carreker and Harlan R. Crow serve on the board of Homegate. The Company and Homegate have agreed that Homegate will pay Wyndham or an affiliate a one-time fee of $25,000 for Wyndham's provision of design services in developing the initial prototype, certain other fees for the provision of software and other services, and a commission of 5% of the aggregate purchase price of all items that Homegate purchases through Wyndham's purchasing department. Homegate also must reimburse Wyndham for up to $100,000 for the costs incurred in developing Homegate's payroll and accounts payable software and for developing a marketing database, which costs will be reimbursed ratably upon the signing of the first 10 management contracts. Wyndham and Homegate will agree upon any fees to be paid with respect to ongoing systems support and maintenance services.

         The Company currently manages six extended-stay hotel properties for Homegate pursuant to separate management agreements, as provided for by the Agreement. The aggregate amount of management, technical service, purchasing and other fees paid to Wyndham totaled $206,849 in 1996.

         In connection with the execution of the Agreement, certain Crow Family Members have agreed to grant Wyndham a right of first refusal affording Wyndham a preferential right to purchase their shares in connection with any proposed sale by any of such parties or their affiliates of shares of Homegate Common Stock into the public market pursuant to Rule 144 under the Securities Act or pursuant to a shelf registration statement filed pursuant to such Act.

BEDROCK INVESTMENT PROGRAM

         In May 1994, the Company entered into an Investment Agreement and an Option Agreement (collectively, the "Bedrock Agreements") with Bedrock pursuant to which, as amended, Bedrock agreed to provide up to $335 million in equity and debt capital (the "Investment Program") to acquire hotels or hotel management companies and to make hotel related investments that are approved by both the Company and Bedrock. Approximately $196 million of debt and equity capital had been invested pursuant to the Investment Program as of December 31, 1996. Although the commitments of certain of the participants in the Investment Program expire in mid-1997, the Company will be entitled to manage any Investment Program hotel for a term of 15 years. Pursuant to the terms of the Investment Agreement, Bedrock is not required to invest a minimum amount of capital through the Investment Program, and Wyndham had not invested in any of the 17 hotels acquired pursuant to the Investment Program. Pursuant to the Investment Agreement, as amended, the Company and Bedrock have agreed that the Company will be permitted to manage any hotel with 250 or fewer rooms that is sourced by Bedrock. Subject to certain limitations, certain Crow Family Members have the right to co-invest with Bedrock in the Investment Program. The Company also has certain limited rights to co-invest with Bedrock in the Investment Program; provided, however, that once the Company elects to co-invest in Investment Program projects, it must co-invest in each subsequent project or it would forfeit additional rights to co-invest. At December 31, 1996, the Company had executed management contracts with Bedrock for 17 Wyndham brand hotels through the Investment Program.

         Pursuant to a Registration Rights Agreement, Bedrock has certain registration rights with respect to 2,276,055 shares of Common Stock that may require the Company upon written notice to register such shares for sale. Bedrock also entered into the Stockholders' Agreement with the Company, Crow Family Members, the Senior Executive Officers and Ms. Groenteman, which provides for, among other things, representation on the Company's Board of Directors and certain rights regarding corporate governance.

         The Bedrock Agreement provides for a contingent payment (the "Contingent Option Payment") to Old Wyndham, for distribution to the non-Bedrock owners of Old Wyndham, at such time as all hotels financed by the Investment Program achieve an investment return target of 15% on all equity capital invested through such program plus certain overhead costs. The amount of the Contingent Option Payment is 10% of all cash proceeds realized in excess of the investment return target. The Contingent Option Payment is due 70% upon the achievement of the investment target return and 30% upon Bedrock's disposition of its entire interest in Wyndham. A separate entity owned by Crow Family Members and the Senior Executive Officers has purchased the right to the Contingent Option Payment for $10,000 from the owners of Old Wyndham in connection with the Company's initial public offering.

BENEFITS OF THE FORMATION OF THE COMPANY TO RELATED PARTIES

         In connection with their participation in the transactions related to the formation of the Company, certain major stockholders, directors and executive officers of the Company received the following benefits.

         At the closing of the initial public offering of the Company, Crow Family Members received, collectively, 9,487,391 shares of Common Stock and $19.6 million in cash in exchange for their interests in the businesses acquired by the Company in connection with its formation (of which 31,250 shares were transferred indirectly to Ms. Groenteman shortly following the initial public offering). In addition, Crow Family Members received $3.8 million in cash as a result of the repayment of certain loans that they made to certain of the businesses acquired by the Company in connection with its formation. WFLP, a partnership owned by Crow Family Members, received $18.6 million in cash for the sale of promissory notes that represented obligations of the Senior Executive Officers and WEL Caribbean Hotel Management Company ("CHMC"), which is owned by certain Crow Family Members, received $6.0 million, in cash, as consideration for the release and discharge of the Company's payment obligations under an agreement with CHMC.

         The Senior Executive Officers of the Company received the following number of shares of Common Stock in exchange for their respective interests in the businesses acquired by the Company in connection with its formation:

                 --       James D. Carreker:       1,173,416 shares;
                 --       Leslie V. Bentley:        330,377 shares
                 --       Anne L. Raymond:          380,151 shares; and
                 --       Stanley M. Koonce, Jr.:   388,001 shares.

         Bedrock (in which Messrs. Whitman and Decker have ownership interests) received 2,276,055 shares of Common Stock in consideration of Bedrock's transfer to the Company of the certain options owned by Bedrock and to purchase Wyndham Common Stock and contribution by Bedrock in the amount of $10.0 million.

         TCI, which is owned by certain Crow Family Members and the Senior Executive Officers, received a payment of approximately $250,000 from the Company as a commission that was paid to an employee of TCI for his efforts in facilitating the sale of the 11 Wyndham Garden Hotels to Hospitality Properties Trust.

POLICY WITH RESPECT TO RELATED PARTY TRANSACTIONS

         With respect to material transactions (or series of related transactions) between the Company and related parties, the Company has implemented a policy requiring any such transaction to be approved by a majority of the directors not affiliated with the Company, if any, upon such directors' determination that the terms of the transaction are no less favorable to the Company than those that could be obtained from unrelated third parties. The policy defines a material related party transaction (or series of related transactions) as one involving a purchase, sale, lease or exchange of property or assets or the making of any investment with a value to the Company in excess of $1.0 million or a service agreement (or series of related agreements) with a value in excess of $1.0 million in any fiscal year. There can be no assurance that this policy always will be successful in eliminating the influence of conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock of the Company. Executive officers, directors and greater than ten-percent stockholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, a Form 4 inadvertently was not filed for James D. Carreker, resulting in the failure to timely report 100 shares of Common Stock purchased by Mr. Carreker following the Company's initial public offering. In addition, a Form 4 inadvertently was not filed for Glen H. Griffith, resulting in the failure to timely report 600 shares of Common Stock purchased by Mr. Griffith in connection with the Company's initial public offering and 5,000 shares purchased in the open market following the Company's initial public offering. A Form 4 also inadvertently was not filed for John P. Klumph, resulting in the failure to timely report the sale of 200 shares of Common Stock by Mr. Klumph following the initial public offering.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is currently composed of two outside directors of the Company. The Committee assists in the determination of the salaries and incentive bonuses of the executive officers and reports its determination to the Board of Directors. The Committee also administers the Company's 1996 Long Term Incentive Plan and, subject to the provisions of such plan, determines grants under it for all employees, including executive officers.

         The following report has been provided by the Compensation Committee (the "Committee") of the Company's Board of Directors. The Company's initial public offering commenced on May 21, 1996. Thereafter, the Committee was formed, initially consisting of Ms. Groenteman and Mr. Decker. The Committee did not meet or make recommendations with respect to base salary paid to senior executive officers in 1996, because base salary amounts were set prior to the Company's initial public offering in May 1996 and the establishment of the Committee. Awards of stock options to certain executive officers and key employees of the Company were made by the full Board of Directors prior to the initial public offering. Due to recent changes in Federal Securities Laws, the composition of the Committee was changed in January 1997. The Committee currently consists of Messrs. Leslie and Ward, each of whom is a non-employee director of the Company. The Committee held its first meeting in January 1997, and approved annual cash bonuses to the Company's executive officers, reviewed the Company's traditional compensation practices and made awards of stock options to certain executive officers and key employees of the Company.

         Compensation Philosophy. The Company's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievements, assist the Company in attracting and retaining talented executives and align the interests of executives with the long-term interests of the Company's stockholders. In balancing the foregoing objectives, the Company believes that the compensation of the senior executives and other executives of the Company should consist of a combination of base salary, short-term annual incentive bonus and long-term stock options. The Company's base salary component is designed to be comparable to median base salaries of other organizations in the hotel industry. The Company emphasizes performance-related incentive compensation in order to reward the Company's executives for the creation of long-term stockholder value. The Company believes that this balance reflects each executive's position, tenure and experience, while providing them with strong financial incentives to achieve key business and individual performance objectives. The Company also believes that the resulting compensation package rewards high levels of performance in excess of other comparable organizations.

         The Company takes into account various qualitative and quantitative indicators of corporate, departmental and individual performance in determining the level of compensation for the senior executives. The Company considers such corporate performance measures as net income, earnings per share, revenues, operating margins, hotel operating performance and the achievement of targeted hotel unit growth, and may vary its quantitative measurements from employee to employee and from year to year. Departmental objectives relate to achieving functional goals and financial targets established for each executive's assigned area of responsibility. The Company also recognizes the importance of individual achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as demonstrated leadership ability and overall contributions to the Company.

         Base Salary. Base salaries for the senior executives are set at levels considered appropriate in light of their position, tenure and performance. Base salaries are reviewed annually by the Committee and adjusted based on evaluations of the executives' past and projected contributions to the Company and changes in competitive pay levels. To assist in establishing base salaries, the Company obtained a survey from a hospitality industry source of compensation practices of other companies in the hotel industry of approximately the Company's size (the comparator group). The comparator group is not identical to the peer group included in the Company's performance chart contained in this Proxy Statement, although some companies in the peer group are included in the comparator group. In general, base salaries are established at the median level of base salaries for the comparator group.

         Incentive Compensation. The Company maintains an annual bonus plan that is designed to link a substantial portion of annual executive compensation with individual, departmental and corporate performance. At the beginning of each year, a comprehensive business plan is established for the Company, and each senior executive is responsible for certain goals and objectives within the business plan depending upon his or her area of responsibility within the Company. Each senior executive also is responsible for contributing to the achievement of Company-wide financial and operating goals. The CEO's goals and objectives are Company-wide and include growth in net income and earnings per share, hotel unit growth and effective management and career development of the Company's executive officers and key employees.

         Under the Company's annual bonus plan, a target bonus is established for each level of the Company's officers that results in the payment of a specified percentage of the officer's salary if his or her annual goals and objectives are achieved. A minimum performance level must be achieved by the Company, the officer and his or her department or division before any bonus may be earned. Thereafter, an established progression rewards higher levels of achievement with greater bonus payments, subject to a predetermined maximum. For the Company's CEO and senior executives, bonus targets are measured against each officer's achievement of the goals and objectives outlined for such officer in the Company's annual business plan. The Company's CEO is eligible for an annual bonus of 20% to 100% of his annual salary, depending upon his performance as determined by the Committee and the Board of Directors. As a percentage of salary, bonuses for senior executives range from 20% to 80%, depending upon performance, as evaluated by the CEO and the Senior Vice President of Human Resources and reviewed by the Committee. Bonuses for the Company's senior officers range from 10% to 50% of salary. For 1996, the Company determined that the performance of each of the senior executives was superior based on Company, departmental and individual performance and, therefore, awarded the maximum bonuses available under the plan.

         Long-Term Incentive Plan. The Company's 1996 Long-term Incentive Plan (the "Incentive Plan") authorizes the granting of incentive and non-qualified stock options, stock appreciation rights, restricted stock and performance units to key executives and other key employees of the Company and its subsidiaries. In order to align the interests of senior executives with the interests of stockholders, the Committee's current policy regarding stock awards is to grant stock options. However, the Committee reserves the right to grant restricted stock or other awards as it deems appropriate. The Committee has used the Incentive Plan for periodic grants of stock options with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant. To encourage retention, the ability to exercise options granted under the Incentive Plan is subject to vesting restrictions.

         At the time of the Company's initial public offering, the Board of Directors established a five-year schedule for the grant of stock options in an amount and on a timetable that reflected trends within the comparator group for the award of stock options and certain assumptions concerning the size, value and growth of the Company. The schedule provided for the grant of a fixed number of stock options to senior executives and other officers at the time of the Company's initial public offering and in the subsequent four years. A certain portion of the options available for award is allocated to the senior executives, and the remainder is available for grant to the other eligible participants in the Incentive Plan. It is the Committee's practice to award stock options based on the grants set forth in the schedule, although the Committee has the authority to alter awards or consider additional participants for the Incentive Plan. The options granted to the senior executives in and for 1996 are set forth in the table under the caption "Option Grants in Last Fiscal Year."

         Chief Executive Officer Compensation. The Committee reviews the compensation of the CEO, who is responsible for the strategic and financial performance of the Company, and the Committee's recommendation is subject to approval by the Board of Directors. The Committee did not review Mr. Carreker's base salary of $350,000 in 1996, as this amount was set prior to the Company's initial public offering in May 1996 and the establishment of the Committee. Based on the comparator group information presented to the Committee, however, the Committee believes that Mr. Carreker's base salary was consistent with base salaries being paid to chief executive officers of comparable companies in the hotel industry. The Committee approved a formula bonus for Mr. Carreker of $350,000, or 100% of his 1996 base salary. The bonus paid to Mr. Carreker reflects the Company's operating performance, profitability and growth during 1996 as well as his individual performance. In accordance with the option grant schedule, Mr. Carreker also received two grants of options for 1996, one grant prior to the Company's initial public offering and one grant to reflect the Company's performance throughout the year.

         Policy Concerning Tax Deductibility of Compensation. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under
Section 162(m). The Company has structured the Incentive Plan to comply with the requirements of Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

         The foregoing report has been approved by both the 1996 and 1997 members of the Committee.

                                            James C. Leslie
                                            Philip J. Ward
                                            Daniel A. Decker
                                            Susan T. Groenteman

March 15, 1997

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total return of the Company's Common Stock, Standard & Poor's 500 Stock Index (the "S&P 500") and Standard and Poor's Hotel-Motel Index (the "S&P Hotel-Motel Index") over the period of May 21, 1996 through December 31, 1996. The graph assumes an initial investment of $100 on May 21, 1996, the date the Company's Common Stock began trading on the New York Stock Exchange, and the reinvestment of dividends, if any. The assumed investment in the Company's Common Stock at the beginning of the period is at a price per share of $16.00, the initial public offering price.



                     [TOTAL RETURN TO STOCKHOLDERS GRAPH]




                            5/21/96       6/28/96       9/30/96        12/31/96
--------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
--------------------------------------------------------------------------------
WYNDHAM HOTEL CORP.         100.00        130.47        114.06          153.91
--------------------------------------------------------------------------------
S&P HOTEL-MOTEL INDEX       100.00        106.07         90.45           88.30
--------------------------------------------------------------------------------
S&P 500                     100.00         99.90        102.99          111.58
--------------------------------------------------------------------------------
Data from Bloomberg Financial Markets



                              INDEPENDENT AUDITORS

         The Company's financial statements for the fiscal year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent auditors ("Coopers & Lybrand"), and the Board of Directors has selected Coopers & Lybrand to audit and report on the financial statements of the Company for the current fiscal year, which will end on December 31, 1997. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting with an opportunity to make a statement, and such representative is expected to be available to respond to appropriate questions.



                             STOCKHOLDER PROPOSALS

         Any proposal by a stockholder of the Company intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive office by December 5, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.


                                 ANNUAL REPORT

         The Company's 1996 Annual Report to Stockholders is being mailed to all stockholders of record together herewith.


                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, UPON THE WRITTEN REQUEST OF ANY PERSON WHO WAS A STOCKHOLDER (OF RECORD OR BENEFICIALLY) AT THE CLOSE OF BUSINESS ON MARCH 25, 1997. REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO THE COMPANY AT 2001 BRYAN STREET, SUITE 2300, DALLAS, TEXAS 75201, ATTENTION: CARLA
S. MORELAND, SECRETARY.

                                 OTHER MATTERS

         The Company is not aware of any matters that may come before the Annual Meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matters shall properly come before the meeting, the persons named in the accompanying proxy form intend to vote thereon in accordance with their best judgment.

                                             By Order of the Board of Directors


                                                  /s/    CARLA S. MORELAND
                                                  -----------------------------
                                                         Carla S. Moreland
                                                              Secretary

Dallas, Texas
March 25, 1997

         ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN
                            THE ACCOMPANYING PROXY.

--------------------------------------------------------------------------------

PROXY                     WYNDHAM HOTEL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 28, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Wyndham Hotel Corporation (the "Company") to be held on April 28, 1997 and the Proxy Statement in connection therewith, and (2) constitutes and appoints James D. Carreker, Anne L. Raymond and Carla S. Moreland and each of them (acting by majority, or if only one be present, then by that one alone), his or her attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment(s) thereof, and especially to vote as designated below.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and in accordance with the discretion of the named proxies as to other matters. The undersigned may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

                           (Continued on other side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         (Continued from reverse side)

1. ELECTION OF DIRECTORS

   [ ]  FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY
        (except as marked to the contrary below)          to vote for all
                                                          nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

             James D. Carreker, Harlan R. Crow and James C. Leslie

2. IN THEIR DISCRETION ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

                                              Dated:                     , 1997
                                                    ---------------------

                                               Please Sign Here

 -------------------------------------------------------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              PLEASE SIGN EXACTLY AS YOUR NAME
                                              APPEARS. IF SHARES ARE HELD BY
                                              JOINT TENANTS, BOTH MUST SIGN. IF
                                              SIGNING AS ATTORNEY, EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, PLEASE GIVE FULL TITLE
                                              AS SUCH. IF A CORPORATION, PLEASE
                                              SIGN IN FULL CORPORATE NAME BY AN
                                              AUTHORIZED OFFICER. IF A
                                              PARTNERSHIP, PLEASE SIGN IN
                                              PARTNERSHIP NAME BY AUTHORIZED
                                              PERSON.

--------------------------------------------------------------------------------